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                                                                   EXHIBIT 23.01

                                THE 3DO COMPANY
                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
The 3DO Company:

    We consent to incorporation by reference in the registration statements (Nos. 33-71620, 33-80872, 33-84250, 33-84248, 33-96560, 33-96562, 333-20877,
333-42739, 333-42737, 333-66799 and 333-66801) on Form S-8 and the registration statement (No. 333-80309) on Form S-3 of The 3DO Company of our report dated
May 3, 2000 relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 annual report on Form 10-K of The 3DO Company.

Mountain View, California
June 29, 2000